SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT PURSUANT TO SECTION 13 OR 15(d) OF THE
SECURITIES EXCHANGE ACT OF 1934

DATE OF REPORT:  (Date of earliest event reported):       January 1, 2001

PLUM CREEK TIMBER COMPANY, INC.
(Exact name of registrant as specified in its charter)

Delaware	1-10239	91-1912863
(State or other jurisdiction	(Commission File Number)	(IRS Employer
of incorporation)		Identification Number)

999 Third Avenue, Suite 2300, Seattle, Washington	98104-4096
(Address of Principal Executive Offices)	(Zip Code)

(206) 467-3600
(Registrant's Telephone Number, Including Area Code)

ITEM 5. OTHER EVENTS.

          On January 1, 2001, the registrant, a Delaware corporation and real estate investment trust ("REIT"), through certain of its subsidiaries, purchased the voting stock of its unconsolidated subsidiaries from three of its current officers and one of its former officers. As a result of this purchase, for the reporting period beginning January 1, 2001 and each reporting period thereafter, the registrant will publish financial statements that consolidate the results of its timberland operations with those of its manufacturing operations, harvesting activities and some of its higher and better use land sale activities.

          These unconsolidated subsidiaries were formed in connection with the registrant's July 1, 1999 conversion from a master limited partnership to a REIT. In connection with its REIT conversion, the predecessor to the registrant transferred substantially all of its assets and associated liabilities related to the company's manufacturing operations and harvesting activities, and also sold some of its higher and better use lands, to various unconsolidated subsidiary corporations. Following the transfer, the registrant was entitled to approximately 99% of the economic value of the unconsolidated subsidiaries through a combination of preferred stock and nonvoting common stock ownership. The remaining 1% of the economic value and 100% of the voting control of these unconsolidated subsidiaries was owned by the officers of the registrant in their individual capacities.

          In late 1999, Congress amended the Internal Revenue Code to simplify several of the qualification requirements applicable to REITs, including the circumstances under which a REIT may own the voting stock of entities that do not generate qualified REIT income. As a result of these new requirements and the nature of the registrant's operations, it was determined to be in the best interests of the registrant's business to own 100% of the stock of such subsidiaries. Therefore, on January 1, 2001, the effective date of the amendments, the registrant purchased the voting stock of the unconsolidated subsidiaries from the officers and thereby consolidated the equity ownership in these business entities.

SIGNATURES

          Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

PLUM CREEK TIMBER COMPANY, INC.
(Registrant)

Date: January 11, 2001	By: /s/ William R. Brown
William R. Brown
Executive Vice President and
Chief Financial Officer